Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into as of June 29, 2026 (the “Effective Date”), by and between TAP, Inc., a Utah corporation (“Licensor”), and TAP Real Estate Technologies, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Licensor has developed, acquired and owns certain patents, trademarks, service marks, trade names, copyrights, trade secrets, software, APIs, SDKs, workflows, proprietary know-how, documentation, blockchain and smart-contract technology, wallet technology, registry technology and other intellectual property and intangible property rights used in connection with the TAP product ecosystem.

B. Licensee desires to use certain Licensor intellectual property and intangible property rights in connection with Licensee’s real estate, real estate media, real estate marketplace, real estate tokenization, digital asset, wallet, registry and related business activities under or in connection with the TAP Real Estate name and brand.

C. Licensee was formerly named HUMBL, Inc. and is now named TAP Real Estate Technologies, Inc. The change from HUMBL, Inc. to TAP Real Estate Technologies, Inc. was a change of corporate name only and not an assignment, transfer or novation. Licensee is the same legal entity that entered into the original license agreement dated December 30, 2025 between Licensee and Licensor (as amended, the “Original Agreement”), and all rights and obligations of Licensee under the Original Agreement, as extended, continue without interruption under its current name. The Original Agreement between Licensor and Licensee has remained continuously in effect. The Original Agreement was extended by signed agreement of the Parties before the Effective Date, stayed in effect under that extension through the Effective Date, and is superseded and replaced by this Agreement.

D. Licensee has paid substantial consideration for the rights granted under this Agreement and will make a final additional payment as set forth in Section 3.

E. Licensor and Licensee are separate legal entities and are entering into this Agreement as separate contracting parties, not as a single corporate group. Licensee’s right to use the TAP name, the Licensed Names (as defined below), the Licensed Products (as defined below) and the Licensed IP (as defined below) arises solely from this Agreement. Any common ownership, overlapping management or business relationship between the Parties does not merge their assets, liabilities, intellectual property, data, business operations or contractual obligations.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions.

1.1. Licensed Field. “Licensed Field” means the real estate sector and adjacent real estate use cases, including without limitation real estate discovery, media, listings, marketplace services, buyer, seller, renter, homeowner, landlord, broker, agent and service-provider workflows, home and property records, vaults, identity, payments, wallet services, registry services, asset registration, property documentation, tokenization of real estate assets or real estate-related interests, digital asset settlement, smart contracts and other products or services reasonably related to real estate or property ownership, occupancy, management, transfer, finance, insurance, maintenance, improvement or services.

1.2. Licensed IP. “Licensed IP” means all right, title and interest owned or controlled by Licensor, whether presently existing or later developed, acquired or controlled, in and to: (a) patents, patent applications and inventions; (b) copyrights and works of authorship; (c) software, source code, object code, APIs, SDKs, developer tools, documentation, technical specifications and integrations; (d) trade secrets, confidential information, know-how, methods, processes, designs, workflows, architecture, data models and business logic; (e) trademarks, service marks, trade names, brand names, logos, product names, domain names and associated goodwill; (f) blockchain, tokenization, registry, wallet, smart-contract and digital asset technology; (g) the TAP product ecosystem, including the Licensed Products and Licensed Names; and (h) all other intellectual property, intangible property and proprietary rights associated with the foregoing.

1.3. Licensed Products. “Licensed Products” means the TAP Real Estate brand and product offering, TAP Wallet, TAP SDK, TAP Registry, TAP Pay, TAP Chat, TAP Identity, TAP Vault, TAP Token Engine, smart-contract templates, blockchain registry tools, wallet and payment workflows, identity and consent workflows, APIs, user-interface components, administrative tools, documentation and any other TAP technology or product modules made available by Licensor to Licensee for use in the Licensed Field.

1.4. Licensed Names. “Licensed Names” means TAP Real Estate, TAP Wallet, TAP SDK, TAP Registry, TAP Pay, TAP Chat, TAP Identity, TAP Vault, TAP Token Engine and any related TAP marks, names, logos, product names, service names, slogans, trade dress and brand assets approved or made available by Licensor for use by Licensee in the Licensed Field.

1.5. Territory. “Territory” means worldwide.

2. Grant of License.

2.1. Perpetual Exclusive License. Subject to the express field-of-use limitations and the other terms of this Agreement, Licensor hereby grants to Licensee a perpetual, irrevocable, non-terminable, exclusive, worldwide license, paid-up and royalty-free solely as to the license consideration described in Sections 3.1 and 3.2, to access, use, reproduce, display, perform, deploy, host, operate, market, promote, commercialize, integrate and otherwise exploit the Licensed IP, Licensed Products and Licensed Names in the Territory solely in the Licensed Field. The license granted under this Section 2.1 may not be revoked, rescinded, suspended or terminated except by a written amendment signed by both Parties. Notwithstanding the foregoing, Licensor reserves the right to also use the Licensed IP, Licensed Products and Licensed Names in the Licensed Field.

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2.2. Scope of Use. The license granted under this Agreement includes the right for Licensee to use the Licensed IP, Licensed Products and Licensed Names in connection with websites, mobile applications, software platforms, APIs, smart contracts, blockchain records, registry records, wallets, payment flows, user accounts, advertising, marketing materials, investor materials, customer communications, service-provider workflows, internal business operations and third-party integrations used in or reasonably related to the Licensed Field.

2.3. Permitted Access and Use. Licensee may permit its affiliates, subsidiaries, employees, officers, directors, contractors, consultants, vendors, hosting providers, implementation partners, professional advisors, customers, users, end users and service providers (collectively, “Permitted Users”) to access and use the Licensed IP, Licensed Products and Licensed Names solely as necessary to operate, provide, support, implement, host, secure, maintain, market, sell, receive or use Licensee’s products and services within the Licensed Field. No such access or use constitutes a separate license, sublicense, assignment or transfer of the Licensed IP, Licensed Products or Licensed Names to any Permitted User. Licensee is responsible for all access and use by Permitted Users as if performed by Licensee directly. References to affiliates or subsidiaries in this Section 2.3 are solely to identify categories of permitted users if such entities exist, and do not imply that Licensor and Licensee are part of the same corporate group.

2.4. Commercialization of Licensee Products; No Standalone Sublicensing or Resale. Nothing in this Agreement restricts Licensee from commercializing, selling, operating, marketing, distributing, providing, or otherwise offering Licensee’s products and services within the Licensed Field that incorporate, access, interoperate with, or use the Licensed IP, Licensed Products or Licensed Names as embedded, integrated, enabling or supporting functionality. However, except for the permitted access and use described in Section 2.3, Licensee shall not, and shall not permit any third party to, resell, sublicense, white-label, distribute, commercialize or otherwise make available the Licensed IP, Licensed Products or Licensed Names as a standalone product, platform, service, API, SDK, registry, wallet, payment system, identity system, tokenization system, smart-contract system, blockchain registry system or general-purpose technology offering outside Licensee’s products and services within the Licensed Field. Without limiting the foregoing, no Permitted User or other third party receives any independent right to copy, modify, reverse engineer, resell, white-label, distribute, sublicense, assign or independently exploit TAP Wallet, TAP SDK, TAP Registry, TAP Pay, TAP Chat, TAP Identity, TAP Vault, TAP Token Engine or any other Licensed Product except through Licensee’s authorized products and services within the Licensed Field.

2.5. No Implied Rights Outside Licensed Field. Except as expressly granted in this Agreement, Licensor reserves all rights in and to the Licensed IP, Licensed Products and Licensed Names. Licensee receives no license for use outside the Licensed Field unless separately agreed in writing by Licensor.

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3. License Fee

3.1. License Consideration. The Parties acknowledge and agree that $695,000 has previously been paid by or on behalf of Licensee to or for the benefit of Licensor as consideration for the license granted under this Agreement.

3.2. Final Payment. Licensee shall pay Licensor an additional $5,000 on or before September 30, 2026. Upon Licensor’s receipt of such payment, the total license consideration shall equal $700,000, and the license granted under Section 2 shall be paid-up and royalty-free solely with respect to the license consideration for the IP rights granted under this Agreement.

3.3. No Refund or Credit Obligation. Except as otherwise expressly agreed in writing, the payments described in Sections 3.1 and 3.2 are not refundable and do not create any obligation for Licensor to provide services, support, development work, hosting, maintenance or future enhancements beyond the rights expressly granted in this Agreement.

3.4. Additional Services. The parties may enter into one or more statements of work under this Agreement in connection with additional services that Licensor may perform on Licensee’s behalf. Each statement of work may address specific projects, integrations, implementation support, custom development, hosting, migration, transaction support, technical support or other services.

4. Term.

4.1. Perpetual Term. This Agreement begins on the Effective Date and continues perpetually. The license granted under Section 2.1 is irrevocable and non-terminable except by a written amendment signed by both Parties.

4.2. No Renewal Requirement. Except for the $5,000 final payment described in Section 3.2, the license granted under this Agreement does not require renewal, extension, renegotiation, additional approval or additional payment to remain in effect.

5. Ownership; Improvements.

5.1. Licensor Ownership. As between the Parties, Licensor retains all right, title and interest in and to the Licensed IP, Licensed Products and Licensed Names, including all goodwill associated with the Licensed Names. Licensee’s use of the Licensed Names inures to the benefit of Licensor for trademark and brand-ownership purposes only. Licensee retains ownership of its own business, customer relationships, data, content, product configurations, domain names, social media accounts and other assets created or acquired by Licensee that do not constitute Licensed IP.

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5.2. Licensee Materials and Data. As between the Parties, Licensee owns all right, title and interest in and to Licensee’s customer data, user data, transaction data, property data, marketplace data, media content, listings, contracts, records, analytics, business plans, workflows, configurations and other materials created, collected or maintained by or for Licensee in the Licensed Field, excluding the underlying Licensed IP.

5.3. Improvements; No Transfer of Ownership. Each Party owns the technology, materials, data, code, workflows, configurations, integrations, documentation, improvements and other assets that such Party creates, acquires, commissions or controls, subject only to the express license rights granted in this Agreement. No improvement, integration, configuration, customization, derivative work, implementation, documentation or other work product will transfer ownership of one Party’s technology or intellectual property to the other Party. Licensee owns all Licensee-specific technology, configurations, business logic, data, content, workflows, branding, integrations, implementations, documentation, user experiences, marketplace functionality and real estate-specific product features created by or for Licensee, subject to Licensor’s ownership of the underlying Licensed IP. Licensor owns the Licensed IP and any platform technology, tools, SDKs, APIs, registry systems, wallet systems, payment systems, identity systems, tokenization systems, smart-contract systems and other technology created by or for Licensor, subject to Licensee’s rights under this Agreement. If a work product contains both Parties’ technology, each Party owns its own respective technology and intellectual property, and neither Party receives any ownership interest in the other Party’s technology or intellectual property by reason of integration, interoperability, access, support, deployment or use. If classification is unclear, the default rule is that the Party that created, acquired, commissioned or controlled the work product owns that work product, subject to the other Party’s pre-existing intellectual property and the license rights expressly granted in this Agreement.

5.4. No Challenge. Licensee will not challenge Licensor’s ownership of the Licensed IP or Licensed Names. Licensor will not challenge Licensee’s ownership of Licensee Materials and Data.

6. Brand Use and Quality Control.

6.1. Brand Standards. Licensee will use commercially reasonable efforts to use the Licensed Names in a manner consistent with reasonable brand standards provided by Licensor in writing. Licensee does not need prior approval for ordinary-course use of the Licensed Names within the Licensed Field if such use is consistent with this Agreement and any reasonable written brand standards provided by Licensor. Licensor may object to a specific use only if the use is knowingly misleading, unlawful, materially inconsistent with reasonable written brand standards or materially damaging to Licensor’s ownership rights in the Licensed Names.

6.2. Goodwill. Licensee acknowledges the value of the goodwill associated with the Licensed Names. Licensee will not use the Licensed Names in a manner that is knowingly misleading, unlawful or materially damaging to Licensor’s ownership rights in the Licensed Names.

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6.3. No Agency. Licensee will not represent that it is an agent, legal representative, partner or joint venturer of Licensor solely by reason of this Agreement.

7. Confidentiality.

7.1. Confidential Information. Each Party may receive non-public business, technical, financial, customer, product, security, legal or operational information of the other Party (“Confidential Information”). Confidential Information includes trade secrets and non-public information relating to the Licensed IP, Licensed Products, Licensed Names, Licensee Materials and Data, product roadmaps, APIs, security procedures, credentials, architecture, customer information, transaction information and business plans.

7.2. Protection and Use. Each Party will protect the other Party’s Confidential Information using at least reasonable care and will use such Confidential Information only as necessary to perform or exercise rights under this Agreement. A Party may disclose Confidential Information to its affiliates, employees, contractors, advisors, vendors, investors, auditors and legal or regulatory authorities who have a need to know and are bound by confidentiality obligations or legal duties of confidentiality.

7.3. Exclusions. Confidential Information does not include information that is publicly available without breach of this Agreement, already known without restriction, independently developed without use of the other Party’s Confidential Information or lawfully received from a third party without restriction.

7.4. Equitable Relief. Unauthorized use or disclosure of Confidential Information may cause irreparable harm. The non-breaching Party may seek injunctive or equitable relief without waiving any other rights or remedies.

8. Compliance; Regulatory Responsibility.

8.1. Compliance. Each Party is responsible for its own compliance with applicable laws, rules and regulations. Licensee is responsible for legal, regulatory, securities, real estate, consumer protection, privacy, tax, anti-money laundering, money transmission, digital asset, advertising and other compliance obligations arising from Licensee’s operation of its products and services in the Licensed Field.

8.2. No Legal or Regulatory Approval. Licensor does not represent that the Licensed IP, Licensed Products or Licensed Names satisfy any legal or regulatory requirement for any particular product, security, token, real estate transaction, payment activity, wallet activity or registry activity. Licensee is responsible for obtaining counsel, approvals, licenses, registrations and compliance controls applicable to its business.

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9. Remedies; No Termination of License.

9.1. No Termination of License Grant. The Parties acknowledge that the license granted under Section 2.1 is perpetual, irrevocable and non-terminable. A breach of this Agreement does not give either Party the right to terminate, revoke, rescind, suspend or forfeit the license granted under Section 2.1, except by a written amendment signed by both Parties.

9.2. Remedies for Material Breach. If either Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice specifying the breach in reasonable detail, the non-breaching Party may pursue all remedies available at law or in equity, including damages, injunctive relief, specific performance and an order requiring the breaching Party to stop unauthorized conduct. If a breach is capable of cure but cannot reasonably be cured within thirty (30) days, the breaching Party will not be in default if it begins cure within that period and diligently pursues cure to completion. Remedies for breach may include an order requiring Licensee to stop unauthorized use outside the Licensed Field or unauthorized standalone sublicensing or resale, but may not terminate, revoke, rescind, suspend or forfeit Licensee’s authorized license rights within the Licensed Field.

9.3. Protection of Records and Existing Rights. Nothing in this Agreement limits Licensee’s right to access and use records, data, customer files, blockchain entries, registry records, wallet records, transaction history, audit records and other records reasonably necessary for legal, compliance, customer service, tax, audit, dispute resolution, data portability, continuity of service or operation of Licensee’s authorized products and services within the Licensed Field. Sections intended by their nature to survive will survive any expiration, amendment or termination of any non-license obligation under this Agreement.

10. Bankruptcy Protection.

All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights to “intellectual property” as defined in the Bankruptcy Code. Licensee may retain and fully exercise all rights and elections under Section 365(n) and any successor provision. If Licensor becomes subject to bankruptcy or insolvency proceedings, Licensee will be entitled to retain all rights granted under this Agreement, including the right to access and use embodiments of the Licensed IP as necessary to exercise the license.

11. Representations and Warranties.

11.1. Mutual Authority. Each Party represents and warrants that it has full power and authority to enter into this Agreement and perform its obligations under this Agreement, and that the person signing this Agreement on behalf of such Party has authority to bind such Party.

11.2. Licensor Authority. Licensor represents and warrants that it owns or controls the Licensed IP, Licensed Products and Licensed Names to the extent necessary to grant the rights granted under this Agreement.

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11.3. Disclaimer. Except as expressly stated in this Agreement, the Licensed IP, Licensed Products and Licensed Names are provided “as is” and “as available,” without any implied warranty of merchantability, fitness for a particular purpose or uninterrupted operation. This disclaimer does not limit Licensor’s express authority representation in Section 11.2 or Licensor’s infringement indemnity in Section 12.2.

12. Indemnification.

12.1. Licensee Indemnity. Licensee will indemnify and hold Licensor harmless from third-party claims arising from Licensee’s operation of its products or services in the Licensed Field, Licensee’s violation of applicable law, Licensee Materials and Data or Licensee’s unauthorized use of the Licensed IP outside the scope of this Agreement, except to the extent caused by Licensor’s breach of this Agreement or infringement by the Licensed IP as provided in Section 12.2.

12.2. Licensor Indemnity. Licensor will indemnify and hold Licensee harmless from third-party claims alleging that the Licensed IP, Licensed Products or Licensed Names, as provided by Licensor and used within the scope of this Agreement, infringe a third party’s intellectual property rights, except to the extent the claim arises from Licensee Materials and Data, Licensee’s modifications not authorized by Licensor, combination with items not provided or authorized by Licensor or use outside the Licensed Field.

13. Assignment.

Neither Party may assign this Agreement without the other Party’s prior written consent, which may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with a merger, acquisition, reorganization, financing, sale of substantially all assets, change of control or similar transaction, provided that the assignee assumes the assigning Party’s obligations under this Agreement. Any prohibited assignment is void.

14. Independent Contractors.

The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, fiduciary relationship, employment relationship, franchise, agency or other representative relationship between the Parties.

15. General Provisions.

15.1. Amendment and Restatement. The Original Agreement is superseded and replaced by this Agreement. In the event of any conflict between this Agreement and the Original Agreement, this Agreement controls solely to the extent of the conflict. All accrued payment obligations, confidentiality obligations and other obligations that expressly survive under a prior written agreement remain in effect except to the extent expressly modified by this Agreement.

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15.2. Amendments. No amendment, modification or waiver of this Agreement is effective unless in writing and signed by both Parties.

15.3. Governing Law; Venue. This Agreement is governed by the laws of the State of Utah, without regard to conflict-of-laws rules. The Parties submit to the exclusive jurisdiction and venue of the state and federal courts located in Utah for any proceeding arising out of or relating to this Agreement.

15.4. Notices. All notices under this Agreement must be in writing and delivered by personal delivery, nationally recognized overnight courier or email with confirmation of transmission to the addresses designated by the Parties in writing.

15.5. Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force and effect, and the invalid or unenforceable provision will be modified to the minimum extent necessary to make it valid and enforceable.

15.6. Waiver. No waiver of any provision of this Agreement is effective unless in writing. No waiver is a continuing waiver unless expressly stated.

15.7. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Electronic signatures have the same force and effect as original signatures.

15.8. Attorneys’ Fees. In any action or proceeding to enforce this Agreement, the prevailing Party is entitled to recover its reasonable attorneys’ fees, costs and expenses.

15.9. Construction. This Agreement will be construed according to its fair meaning and not strictly for or against either Party. Headings are for convenience only and do not affect interpretation.

[Signature page follows]

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SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR:	LICENSEE:

TAP, Inc.	TAP Real Estate Technologies, Inc.

By:	By:
Brian Foote, CEO	Greg Hopkins, CEO

[Signature Page to Amended and Restated License Agreement]